FOR FURTHER INFORMATION:

AT MERCANTILE BANK CORPORATION:
Michael Price	Charles Christmas
Chairman & CEO	Chief Financial Officer
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com
Mercantile Bank Corporation Reports 2010 Fourth Quarter and Year-End Results
GRAND RAPIDS, Mich., January 18, 2011 (GLOBE NEWSWIRE) — Mercantile Bank Corporation (NASDAQ: MBWM) (“Mercantile”) reported a 2010 fourth quarter net loss attributable to common shares of $5.3 million, or ($0.62) per diluted common share, compared to a net loss of $36.4 million, or ($4.28) per diluted common share, for the year-ago quarter. For the twelve months ended December 31, 2010, Mercantile reported a net loss attributable to common shares of $14.6 million, or ($1.72) per diluted common share, compared to a net loss of $52.9 million, or ($6.23) per diluted common share, for the prior-year.
Due to the establishment of a deferred tax asset valuation allowance in the fourth quarter of 2009, distortions exist in comparisons between 2010 after-tax results and earlier periods. Under these circumstances, pre-tax results provide improved comparability and greater clarity of operating results. On a pre-tax basis, the 2010 fourth quarter loss was $3.0 million, an improvement of 86 percent compared to the $20.7 million loss recorded for the 2009 fourth quarter. For 2010, the pre-tax loss was $13.4 million, an improvement of 71 percent compared to the 2009 pre-tax loss of $46.6 million. Stronger revenue generation as well as lower provisions to the allowance for loan and lease losses contributed to the improvement in pre-tax 2010 results.
Excluding the impact of loan and lease loss provisions, and certain nonrecurring items, namely pre-tax gains from the sale of SBA loans and tax-exempt securities in 2010 and charges associated with branch consolidations and the industry-wide FDIC special assessment in 2009, pre-tax pre-provision operating earnings for the 2010 fourth quarter and twelve-month periods were $3.8 million and $17.6 million, respectively, compared to pre-tax pre-provision operating earnings of $4.6 million and $14.6 million for the comparable 2009 periods.
Michael Price, Chairman and CEO of Mercantile Bank Corporation, commented, “We continue to see improvement in credit quality and operating performance. Nonperforming assets have declined quarterly since the 2010 highpoint we reported at the end of the first quarter, but still remain at elevated levels. We anticipate improvement going forward, primarily as a result of fewer additions to the problem asset portfolio as well as a higher level of sales and other dispositions resulting from a marginally more active real estate market. We remain vigilant and aggressive in managing asset quality as we have throughout this credit cycle.
“We have learned through adversity to be highly disciplined managers of our banking business, maintaining tight control over discretionary expenses in order to preserve capital, and down-scaling our balance sheet to remain a well-capitalized bank. In fact, our capital ratios have been improving steadily over the past two years, despite the significantly increased loan loss reserve and the losses we incurred thus far during the recession. We ended the year with $34 million of capital in excess of the ten percent required for a well-capitalized bank.
“Our 2010 net interest income is back to the pre-recessionary level last achieved in 2007; however, our average loan outstandings were $1.4 billion in 2010, only 80 percent of our 2007 average loan outstandings. Despite the weak economy and a substantial level of nonperforming assets, our fourth quarter net interest margin is at its highest level since the third quarter of 2006. We believe we are fundamentally well-positioned for a strong rebound when the economy improves.
“Although the economy and our real estate market appear to have emerged from their trough, there is still a way to go before we return to a healthy state. Our manufacturing customers are reporting a higher level of sales activity, although few have requested increased lines of credit or loans for capital expansion purposes. Improvement in our real estate market is reflected in a higher level of sales activity, which has helped to stabilize pricing and valuations.”
Operating Results
Total revenue, consisting of net interest income and noninterest income, was $65.6 million during 2010, up $6.7 million, or 11.4 percent, from the $58.9 million generated during 2009. Net interest income was $56.3 million, up $5.0 million, or 9.8 percent, from the $51.3 million earned in the prior-year period. Growth in net interest income was derived from a 69 basis point expansion in the net interest margin, partially offset by a 13.8 percent decline in average earning assets. Fourth quarter net interest income was $13.7 million, a 1.3 percent improvement from the prior-year fourth quarter despite a 12.7 percent decline in average earning assets.

Mr. Price further commented, “We continue to experience a substantial reduction in our funding costs; our cost of funds declined by 19 basis points from the linked quarter, and by 59 basis points from the year-ago quarter — while losing only 15 basis points of earning asset yield compared to the fourth quarter of 2009. Our 2010 net interest margin improved 69 basis points over full-year 2009. We anticipate that the steps we’ve taken in 2010 to improve our funding mix, which includes the prepayment of $95 million in higher-costing Federal Home Loan Bank (“FHLB”) advances during the fourth quarter, will continue to positively impact funding costs into 2011.”
Noninterest income for 2010 was $9.2 million, up $1.6 million, or 22.3 percent, from the $7.6 million generated during 2009. Excluding nonrecurring gains of $0.3 million from the sale of SBA-guaranteed commercial loans and $0.5 million from the sale of securities, noninterest income during 2010 increased $0.9 million, or 11.7 percent, from the prior-year period, primarily from a $1.0 million increase in rental income from foreclosed properties; increased earnings on bank-owned life insurance offset the modest decline in service charges from a lower level of customer overdrafts. Noninterest income during the fourth quarter of 2010 was $2.3 million, up $0.4 million, or 18.0 percent, from the prior-year quarter, primarily due to increased mortgage banking income and rental income from foreclosed properties.
The provision for loan and lease losses totaled $6.8 million during the fourth quarter of 2010 and $31.8 million for the entire year compared to $25.3 million and $59.0 million for the respective 2009 periods. The reduced provision expense in 2010 compared to 2009 reflects lower levels of loan rating downgrades, nonperforming loans, and net loan and lease charge-offs, as well as the solidification of real estate market conditions and resulting valuations. Additionally, an increase in loan rating upgrades during 2010 compared to the nominal level of 2009 upgrades contributed to the lower provision expense.
The 2010 fourth quarter provision expense was $3.6 million lower than the linked-quarter provision expense of $10.4 million. Approximately $8.4 million of the elevated third quarter provision expense reflected the net impact of changes to historical and environmental factors in Mercantile’s reserve allocations for accruing loans and leases. In addition, $7.9 million of troubled debt restructurings previously on nonaccrual returned to performing status in the third quarter; the associated change from impaired reserve allocations to pooled allocations for these now-performing loans increased the third quarter provision expense by $2.0 million. The allowance for loan and lease losses was 3.59 percent of total loans and leases as of December 31, 2010, compared to 3.30 percent as of September 30, 2010, and 3.11 percent at year-end 2009.
Noninterest expense during the fourth quarter of 2010 was $12.2 million compared to $10.8 million reported for the year-ago quarter. Excluding $1.0 million of nonrecurring fees relating to the prepayment of $95.0 million in FHLB advances during the 2010 fourth quarter, recurring noninterest expense was $11.2 million, up 3.0 percent from the 2009 fourth quarter. Noninterest expense for 2010 was $47.2 million compared to $46.5 million in 2009. Excluding nonrecurring costs of $1.0 million from 2010 and $2.2 million from 2009

(from branch consolidations and the industry-wide FDIC special assessment), operating expenses increased $1.9 million in 2010.
Increased costs associated with the administration and resolution of problem assets (i.e., legal expenses, property tax payments, appraisal costs and write-downs on foreclosed properties), as well as by normal FDIC insurance premiums, contributed to the higher level of noninterest expense in 2010 compared to the previous year. These credit- and regulatory-related costs totaled $3.9 million and $15.2 million for the 2010 fourth quarter and full year, respectively, compared to $3.5 million and $11.2 million for the comparable 2009 periods. Increased rental income from foreclosed properties partially offset problem asset carrying costs.
Mercantile also partially offset credit and regulatory costs through ongoing expense reductions, namely salaries and benefits, occupancy, and furniture and equipment costs. These controllable expenses decreased by $0.5 million, or 8.4 percent, during the 2010 fourth quarter and by $3.0 million, or 11.6 percent, during the full year 2010 compared to the year-ago 2009 periods.
Balance Sheet
Total assets as of December 31, 2010 were $1.63 billion, down $274 million, or 14.4 percent, from December 31, 2009; total loans and leases declined $277 million, or 18.0 percent, over the same time period, to $1.26 billion.
Real estate loans, particularly loans secured by commercial properties, comprise a majority of Mercantile’s loan and lease portfolio. Although the Company has been aggressively down-sizing its real estate exposures, commercial/ industrial activity has yet to rebound sufficiently to replace loans secured by real property. At December 31, 2010, real estate loans, excluding residential mortgage loans representing permanent financing of owner-occupied dwellings and home equity lines of credit, were $887 million, or approximately 70 percent of total loans and leases. This represents a decline of $148 million, or 14.3 percent, from the $1.04 billion (67 percent of total loans and leases) at year-end 2009.
Non-owner occupied commercial real estate (“CRE”) loans totaled $489 million as of December 31, 2010 (39 percent of total loans and leases), a decline of $48.5 million over the past twelve months. Owner-occupied CRE loans were $282 million at year-end 2010, a decline of $42.1 million over the same period. Vacant land, land development and construction (“C&D”) loans, including both residential and commercial projects, totaled $116 million at December 31, 2010, down $57.2 million since year-end 2009. The commercial and industrial (“C&I”) segment of the loan and lease portfolio was $259 million at year-end 2010, a decline of approximately $112 million during 2010, in large part reflecting the continued slowdown in business activity and a corresponding reduction in accounts receivable and inventory financings, as well as significantly reduced requests for new equipment financing.

LOANS SECURED BY REAL ESTATE

($000s)	12/31/2010	9/30/2010	6/30/2010	3/31/2010	12/31/2009
Residential-Related:
Vacant Land	$17,201	$18,013	$20,351	$20,871	$19,465
Land Development	28,147	29,735	29,627	32,199	34,027
Construction	5,621	5,854	6,627	7,872	7,199

	50,969	53,602	56,605	60,942	60,691

Comm’l Non-Owner Occupied:
Vacant Land	14,293	15,416	19,812	22,304	25,549
Land Development	17,807	18,221	18,585	19,058	19,402
Construction	31,827	39,620	52,295	52,107	65,697
Commercial Buildings	489,371	509,777	512,816	539,284	537,891

	553,298	583,034	603,508	632,753	648,539

Comm’l Owner Occupied:
Construction	672	0	1,360	1,651	1,404
Commercial Buildings	282,388	298,846	302,768	316,302	324,451

	283,060	298,846	304,128	317,953	325,855

Total	$887,327	$935,482	$964,241	$1,011,648	$1,035,085

Note — Excludes residential mortgage loans representing permanent financing of owner occupied dwellings and home equity lines of credit.
Mercantile’s liquidity continues to improve as local deposits, especially interest-bearing checking and money market deposit accounts, increased in total dollars and as a percentage of total funding. Total deposits were $1.27 billion at December 31, 2010, a decline of $128 million since year-end 2009 and a reduction of $326 million since year-end 2008. By comparison, local deposits increased $294 million over the past 24 months; they now represent 60.0 percent of total deposits compared to 29.4 percent at December 31, 2008. Approximately 80 percent, or $234 million, of local deposit growth since year-end 2008 occurred in the interest-bearing checking and money market deposit account categories, primarily reflecting new and innovative products, various deposit-gathering initiatives, and enhanced advertising campaigns that have attracted new deposits as well as transfers from maturing time deposit accounts.
Wholesale funds were $584 million, or 39.8 percent of total funds, as of December 31, 2010, compared to $1.41 billion, or 71.5 percent of total funds, as of December 31, 2008. The $830 million decline in wholesale funding reflects both the shift toward local deposits as well as a $594 million decline in total loans and leases; this allowed Mercantile to reduce brokered deposits and FHLB advances as they matured over the past 24 months, and to prepay FHLB advances totaling $95.0 million during the fourth quarter of 2010.
Short-term investments, consisting of federal funds sold and interest-bearing bank deposits, averaged $113 million during the fourth quarter of 2010, higher than the normal goal of $50 million due to higher than anticipated loan repayments and a highly successful deposit gathering initiative. Price added, “The steps we’ve taken over the past two years have significantly reduced our reliance on wholesale funds. Local deposits provide us with a more stable funding base, as well as greater flexibility to adjust funding costs. We have been gratified by the community response to our campaigns.”
Since Mercantile is not in a position to fully utilize tax-exempt income in the near term, the Company sold approximately one-third of its tax-exempt municipal securities portfolio during the first quarter of 2010. Proceeds were reinvested in taxable securities, and all $221 million of securities (taxable and remaining tax-exempt) are now included in the available-for-sale portfolio. In addition to its short-term investments, Mercantile has approximately $163 million of borrowing capacity through various established lines of credit to meet potential funding needs.
Asset Quality
Nonperforming assets (“NPAs”) at December 31, 2010 were $86.1 million, or 5.3 percent of total assets, compared to $92.4 million as of September 30, 2010, and $111.7 million as of December 31, 2009 (5.1 percent and 5.9 percent of total assets, respectively). This represents a decline of $6.3 million, or 6.8 percent, from the linked quarter-end and a decline of $25.5 million, or 22.9 percent, from the year-ago quarter-end.
Robert B. Kaminski Jr., Mercantile’s Executive Vice President and Chief Operating Officer, added, “We are beginning to see a confluence of positive events that have served to improve our operating results. Additions to nonperforming assets have declined sharply, and we believe this trend is evidence that our borrowers are less affected by the economy and real estate markets than in previous quarters. A more active real estate market is affording us the opportunity to dispose of more properties, double the volume of 2009, although prices still remain relatively low. Even more gratifying, improvement in our borrowers’ financial condition and operating performance have allowed us to upgrade many commercial credit relationships, and we are seeing some of our borrowers return to performing status. We have much work ahead of us to return to a standard of credit quality excellence, but all in all, the trends are increasingly positive.”
Nonperforming loans (“NPLs”) totaled $69.4 million as of December 31, 2010, down $1.1 million and $15.6 million, respectively, from the linked quarter-end and the year-ago quarter-end, while foreclosed real estate and repossessed assets declined by $5.2 million and $9.9 million, respectively, from the linked and the year-ago quarter-ends. CRE loans represent 53 percent of NPLs, or $37.1 million, although they account for 61 percent of the total loan and lease portfolio. Investor-owned nonperforming CRE loans account for $25.4 million of total CRE nonperforming loans (5.2 percent of $489 million investor-owned CRE loans), while owner-occupied CRE loans account for $11.6 million (4.1 percent of $282 million owner-occupied CRE loans). Given the nature of collateral and the condition of the economy in general, and real estate markets specifically, progress toward resolution has been slow in both CRE categories.
More progress has been achieved this past year toward resolution of nonperforming C&D loans, including both residential and commercial projects. C&D loans currently constitute

9.2 percent of total loans and leases, or $116 million, of which $14.9 million, or 12.9 percent, were nonperforming at December 31, 2010. This represents a substantial improvement since year-end 2009, when $27.9 million, or 16.1 percent, of the $173 million C&D loan portfolio was nonperforming. Nonperforming C&I loans were $8.2 million as of December 31, 2010, a decline of $1.4 million since the prior year-end. Owner-occupied and rental residential NPLs were $9.1 million as of December 31, 2010, up $2.8 million since year-end 2009.
NONPERFORMING ASSETS

($000s)	12/31/2010	9/30/2010	6/30/2010	3/31/2010	12/31/2009
Residential Real Estate:
Land Development	$14,547	$16,746	$21,551	$22,781	$19,722
Construction	2,333	2,924	10,231	11,425	12,103
Owner Occupied / Rental	9,454	7,251	6,159	5,908	7,493

	26,334	26,921	37,941	40,114	39,318

Commercial Real Estate:
Land Development	2,454	2,277	2,050	3,031	2,971
Construction	0	0	571	1,238	1,268
Owner Occupied	14,740	15,083	16,216	17,311	19,918
Non-Owner Occupied	34,209	41,725	46,706	46,552	38,417

	51,403	59,085	65,543	68,132	62,574

Non-Real Estate:
Commercial Assets	8,221	6,386	7,049	9,303	9,758
Consumer Assets	161	5	0	8	8

	8,382	6,391	7,049	9,311	9,766

Total	$86,119	$92,397	$110,533	$117,557	$111,658

NONPERFORMING LOANS

($000s)	12/31/2010	9/30/2010	6/30/2010	3/31/2010	12/31/2009
Past due 90 days or more and accruing interest	$766	0	24	0	243
Nonaccrual, including troubled debt restructurings	63,915	64,639	81,543	88,450	81,818
Troubled debt restructurings, accruing interest	4,763	5,862	5,946	6,011	2,989

Total	$69,444	70,501	87,513	94,461	85,050

During the 2010 fourth quarter, Mercantile added $13.6 million of NPAs to its problem asset portfolio and successfully disposed of $13.5 million through a combination of asset sales, principal pay-downs, and returns to performing status. Loan charge-offs were $4.7 million and foreclosed asset valuation write-downs were $1.7 million. In total, nonperforming assets decreased a net $6.3 million from the end of the 2010 third quarter.
Improvement in asset quality is even more apparent on a year-over-year basis. During 2010, Mercantile added $60.7 million of problem assets to its NPA portfolio, successfully disposed of $49.3 million, and charged-off or wrote-down an additional $36.9 million. In total, NPAs declined a net $25.5 million since year-end 2009. By comparison, Mercantile added $113 million of NPAs during the course of 2009, successfully disposed of $27.2 million, and charged-off or wrote-down an additional $31.2 million. In total, NPAs increased a net $54.2 million from year-end 2008.
NONPERFORMING ASSETS RECONCILIATION

($000s)	4Q 2010	3Q 2010	2Q 2010	1Q 2010	4Q 2009
Beginning balance	$92,397	$110,533	$117,557	$111,658	$110,765
Additions	13,602	10,905	13,101	23,054	22,308
Returns to performing status	(1,019)	(7,938)	(1,356)	(811)	0
Principal payments	(7,217)	(5,422)	(7,332)	(4,242)	(8,652)
Sale proceeds	(5,282)	(1,209)	(2,398)	(5,080)	(3,353)
Loan charge-offs	(4,650)	(12,829)	(8,176)	(6,117)	(7,862)
Valuation write-downs	(1,712)	(1,643)	(863)	(905)	(1,548)

Total	$86,119	$92,397	$110,533	$117,557	$111,658

Net loan and lease charge-offs were $5.3 million during the fourth quarter of 2010, or an annualized 1.6 percent of average loans and leases, compared with $14.3 million (4.1 percent annualized) and $10.9 million (2.7 percent annualized) for the linked and prior-year quarters, respectively. For 2010, net loan and lease charge-offs totaled $34.3 million compared to $38.2 million for the previous year. In the 2010 fourth quarter, Mercantile charged-off $2.7 million of specific reserves that were created through provision expense in prior periods.
NET LOAN CHARGE-OFFS

($000s)	4Q 2010	3Q 2010	2Q 2010	1Q 2010	4Q 2009
Residential Real Estate:
Land Development	$312	$2,115	$1,254	$565	$2,204
Construction	173	93	649	587	733
Owner Occupied / Rental	120	1,212	407	326	946

	605	3,420	2,310	1,478	3,883

Commercial Real Estate:
Land Development	219	360	674	617	45
Construction	0	0	660	0	0

($000s)	4Q 2010	3Q 2010	2Q 2010	1Q 2010	4Q 2009
Owner Occupied	976	2,159	726	1,091	1,140
Non-Owner Occupied	2,642	6,805	2,551	1,945	3,009

	3,837	9,324	4,611	3,653	4,194

Non-Real Estate:
Commercial Assets	819	1,517	1,670	1,012	2,788
Consumer Assets	47	1	(3)	9	(1)

	866	1,518	1,667	1,021	2,787

Total	$5,308	$14,262	$8,588	$6,152	$10,864

Capital Position
Shareholders’ equity totaled $126 million as of December 31, 2010, a decrease of $14.2 million, or 10.1 percent, from December 31, 2009; however, regulatory capital ratios continue to improve. The Bank remains “well-capitalized” with a total risk-based capital ratio of 12.5 percent as of December 31, 2010 compared to 11.1 percent at December 31, 2009. At December 31, 2010, the Bank had approximately $34.6 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile’s total shares outstanding at year-end 2010 were 8,597,993.
In conclusion, Mr. Price added, “We have been significantly challenged by the impact of this severe recession over the past several years. From the beginning, we have endeavored to be proactive yet customer-sensitive in administering our loan portfolio. Bottom line, this is a partnership where both parties achieve more through cooperation, and this approach has worked well. We have also endeavored to serve our shareholders in the same spirit of cooperation; in this case, we’ve made every effort to respect their need for greater transparency, both in terms of high quality financial information and access to our collective strategic insights. We hope we have succeeded on both counts. Our excellent staff — their dedication, resilience and perseverance — has made it possible to weather this recession and remain well-capitalized.”
About Mercantile Bank Corporation
Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Founded in 1997 to provide banking services to businesses, individuals, and governmental units, the Bank differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has seven full-service banking offices in Grand Rapids, Holland and Lansing, Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”
Forward-Looking Statements
This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Mercantile Bank Corporation
Fourth Quarter 2010 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS

	DECEMBER 31,	DECEMBER 31,	DECEMBER 31,
	2010	2009	2008
	(Unaudited)	(Audited)	(Audited)
ASSETS
Cash and due from banks	$6,674,000	$18,896,000	$16,754,000
Short-term investments	9,600,000	1,471,000	100,000
Federal funds sold	47,924,000	1,368,000	8,950,000

Total cash and cash equivalents	64,198,000	21,735,000	25,804,000

Securities available for sale	220,830,000	182,491,000	162,669,000
Securities held to maturity	0	59,212,000	64,437,000
Federal Home Loan Bank stock	14,345,000	15,681,000	15,681,000

Loans and leases	1,262,630,000	1,539,818,000	1,856,915,000
Allowance for loan and lease losses	(45,368,000)	(47,878,000)	(27,108,000)

Loans and leases, net	1,217,262,000	1,491,940,000	1,829,807,000

Premises and equipment, net	27,873,000	29,684,000	32,334,000
Bank owned life insurance	46,743,000	45,024,000	42,462,000
Accrued interest receivable	5,942,000	7,088,000	8,513,000
Other real estate owned and repossessed assets	16,675,000	26,608,000	8,118,000
Other assets	18,553,000	26,745,000	18,185,000

Total assets	$1,632,421,000	$1,906,208,000	$2,208,010,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$112,944,000	$121,157,000	$110,712,000
Interest-bearing	1,160,888,000	1,280,470,000	1,488,863,000

Total deposits	1,273,832,000	1,401,627,000	1,599,575,000

Securities sold under agreements to repurchase	116,979,000	99,755,000	94,413,000
Federal funds purchased	0	2,600,000	0
Federal Home Loan Bank advances	65,000,000	205,000,000	270,000,000
Subordinated debentures	32,990,000	32,990,000	32,990,000
Other borrowed money	11,804,000	16,890,000	19,528,000
Accrued interest and other liabilities	5,880,000	7,242,000	17,132,000

Total liabilities	1,506,485,000	1,766,104,000	2,033,638,000

SHAREHOLDERS’ EQUITY
Preferred stock, net of discount	20,077,000	19,839,000	0
Common stock	173,815,000	173,576,000	172,353,000
Retained earnings (deficit)	(68,781,000)	(54,170,000)	(1,281,000)
Accumulated other comprehensive income (loss)	825,000	859,000	3,300,000

Total shareholders’ equity	125,936,000	140,104,000	174,372,000

Total liabilities and shareholders’ equity	$1,632,421,000	$1,906,208,000	$2,208,010,000

Mercantile Bank Corporation
Fourth Quarter 2010 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME

	THREE MONTHS ENDED	THREE MONTHS ENDED	TWELVE MONTHS ENDED	TWELVE MONTHS ENDED
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans and leases, including fees	$18,035,000	$21,453,000	$77,791,000	$93,903,000
Investment securities	2,413,000	2,644,000	10,137,000	10,849,000
Federal funds sold	66,000	28,000	176,000	136,000
Short-term investments	9,000	4,000	39,000	21,000

Total interest income	20,523,000	24,129,000	88,143,000	104,909,000

Interest expense
Deposits	5,403,000	7,850,000	23,529,000	41,269,000
Short-term borrowings	319,000	460,000	1,410,000	1,845,000
Federal Home Loan Bank advances	795,000	1,948,000	5,509,000	8,808,000
Other borrowed money	319,000	360,000	1,346,000	1,654,000

Total interest expense	6,836,000	10,618,000	31,794,000	53,576,000

Net interest income	13,687,000	13,511,000	56,349,000	51,333,000

Provision for loan and lease losses	6,800,000	25,300,000	31,800,000	59,000,000

Net interest income after provision for loan and lease losses	6,887,000	(11,789,000)	24,549,000	(7,667,000)

Noninterest income
Service charges on accounts	432,000	523,000	1,797,000	2,023,000
Gain on sale of commercial loans	0	0	324,000	0
Net gain on sale of investment securities	0	0	476,000	0
Other income	1,872,000	1,430,000	6,647,000	5,535,000

Total noninterest income	2,304,000	1,953,000	9,244,000	7,558,000

Noninterest expense
Salaries and benefits	4,423,000	4,734,000	18,297,000	20,331,000
Occupancy	669,000	718,000	2,838,000	3,377,000
Furniture and equipment	318,000	452,000	1,481,000	1,871,000
Nonperforming asset costs	2,999,000	2,289,000	10,858,000	7,294,000
FDIC insurance costs	920,000	1,202,000	4,370,000	4,852,000
Branch consolidation costs	0	0	0	1,308,000
Other expense	2,852,000	1,440,000	9,312,000	7,455,000

Total noninterest expense	12,181,000	10,835,000	47,156,000	46,488,000

Income (loss) before federal income tax expense (benefit)	(2,990,000)	(20,671,000)	(13,363,000)	(46,597,000)

Federal income tax expense (benefit)	1,963,000	15,416,000	(47,000)	5,490,000

Net income (loss)	(4,953,000)	(36,087,000)	(13,316,000)	(52,087,000)

Preferred stock dividends and accretion	329,000	319,000	1,295,000	802,000

Net income (loss) attributable to common shares	$(5,282,000)	$(36,406,000)	$(14,611,000)	$(52,889,000)

Basic earnings (loss) per share	($0.62)	($4.28)	($1.72)	($6.23)
Diluted earnings (loss) per share	($0.62)	($4.28)	($1.72)	($6.23)

Average basic shares outstanding	8,516,202	8,496,555	8,507,572	8,489,679
Average diluted shares outstanding	8,516,202	8,496,555	8,507,572	8,489,679

Mercantile Bank Corporation
Fourth Quarter 2010 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
	2010	2010	2010	2010	2009
(dollars in thousands except per share data)	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2010	2009
EARNINGS
Net interest income	$13,687	13,935	14,421	14,306	13,511	56,349	51,333
Provision for loan and lease losses	$6,800	10,400	6,200	8,400	25,300	31,800	59,000
Noninterest income	$2,304	2,289	1,996	2,655	1,953	9,244	7,558
Noninterest expense	$12,181	11,899	11,442	11,634	10,835	47,156	46,488
Net income (loss) before federal income tax expense (benefit)	$(2,990)	(6,075)	(1,225)	(3,073)	(20,671)	(13,363)	(46,597)
Net income (loss)	$(4,953)	(5,357)	(363)	(2,643)	(36,087)	(13,316)	(52,087)
Net income (loss) common shares	$(5,282)	(5,682)	(684)	(2,963)	(36,406)	(14,611)	(52,889)
Basic earnings (loss) per share	$(0.62)	(0.67)	(0.08)	(0.35)	(4.28)	(1.72)	(6.23)
Diluted earnings (loss) per share	$(0.62)	(0.67)	(0.08)	(0.35)	(4.28)	(1.72)	(6.23)
Average basic shares outstanding	8,516,202	8,507,174	8,505,086	8,501,671	8,496,555	8,507,572	8,489,679
Average diluted shares outstanding	8,516,202	8,507,174	8,505,086	8,501,671	8,496,555	8,507,572	8,489,679

PERFORMANCE RATIOS
Return on average assets	(1.21%)	(1.27%)	(0.15%)	(0.63%)	(7.28%)	(0.80%)	(2.51%)
Return on average common equity	(15.83%)	(16.14%)	(1.98%)	(8.62%)	(81.98%)	(10.62%)	(29.91%)
Net interest margin (fully tax-equivalent)	3.36%	3.33%	3.31%	3.25%	2.93%	3.31%	2.62%
Efficiency ratio	76.17%	73.34%	69.69%	68.59%	70.07%	71.89%	78.94%
Full-time equivalent employees	242	250	248	251	257	242	257

CAPITAL
Period-ending equity to assets	7.71%	7.43%	7.71%	7.26%	7.35%	7.71%	7.35%
Tier 1 leverage capital ratio	9.09%	9.15%	9.02%	8.77%	8.64%	9.09%	8.64%
Tier 1 risk-based capital ratio	11.17%	10.77%	10.65%	10.02%	9.92%	11.17%	9.92%
Total risk-based capital ratio	12.45%	12.04%	11.92%	11.29%	11.18%	12.45%	11.18%
Book value per common share	$12.20	13.23	13.74	13.64	13.86	12.20	13.86
Cash dividend per common share	$0.00	0.00	0.00	0.01	0.01	0.01	0.07

ASSET QUALITY
Gross loan charge-offs	$5,892	14,499	9,891	6,846	11,225	37,128	39,621
Net loan charge-offs	$5,308	14,262	8,588	6,152	10,864	34,310	38,230
Net loan charge-offs to average loans	1.63%	4.11%	2.35%	1.64%	2.72%	2.43%	2.24%
Allowance for loan and lease losses	$45,368	43,876	47,738	50,126	47,878	45,368	47,878
Allowance for losses to total loans	3.59%	3.30%	3.38%	3.35%	3.11%	3.59%	3.11%
Nonperforming loans	$69,444	70,501	87,513	94,461	85,050	69,444	85,050
Other real estate and repossessed assets	$16,675	21,896	23,020	23,096	26,608	16,675	26,608
Nonperforming assets to total assets	5.28%	5.10%	6.13%	6.18%	5.86%	5.28%	5.86%

END OF PERIOD BALANCES
Loans and leases	$1,262,630	1,329,156	1,410,710	1,497,624	1,539,818	1,262,630	1,539,818
Total earning assets (before allowance)	$1,555,329	1,715,322	1,706,870	1,810,081	1,800,041	1,555,329	1,800,041
Total assets	$1,632,421	1,813,383	1,804,062	1,902,923	1,906,208	1,632,421	1,906,208
Deposits	$1,273,832	1,351,864	1,340,160	1,420,209	1,401,627	1,273,832	1,401,627
Shareholders’ equity	$125,936	134,734	139,043	138,220	140,104	125,936	140,104

AVERAGE BALANCES
Loans and leases	$1,292,289	1,378,248	1,465,631	1,516,898	1,585,523	1,412,555	1,704,335
Total earning assets (before allowance)	$1,636,471	1,680,362	1,770,391	1,823,828	1,874,752	1,727,120	2,002,979
Total assets	$1,728,375	1,774,671	1,862,526	1,920,751	1,983,111	1,820,925	2,105,673
Deposits	$1,339,149	1,313,902	1,390,397	1,433,091	1,421,850	1,368,726	1,526,105
Shareholders’ equity	$132,409	139,629	138,907	139,485	176,196	137,594	176,820